Exhibit 99.1

Retired Army General Joseph Votel Joins AeroVironment’s Board of Directors

ARLINGTON, Va., Dec 4th, 2023 – AeroVironment, Inc. (NASDAQ: AVAV) today announced that General Joseph L. Votel recently joined its Board of Directors, following his appointment as a Class III director at a meeting of AeroVironment’s Board on November 29. The addition of General Votel brings the Board’s current composition to eight individuals, seven of whom (including Votel) are independent.

“As a highly accomplished and respected military commander with responsibilities leading special operations and coalition forces in the Middle East and Asia, General Votel adds vital perspectives to our Board at this critical inflection point in our company’s history,” said Wahid Nawabi, AeroVironment’s chairman, president, and chief executive officer. “Given his four decades of military service, most recently leading U.S. Central Command, his guidance and strategic counsel will be vital to meeting the needs of our nation and allies around the globe.”

“I am excited to join AeroVironment’s Board at this critical time, especially given the importance and relevance of AV’s unique offerings to the current needs of our military and allies,” added General Votel. “I look forward to doing my part to keep this great company at the cutting edge of military capabilities in the years ahead.”

General Votel retired from the U.S. Army in 2019, following a highly distinguished 39-year military career which culminated in his appointment as a four-star General and Commander of the U.S. Central Command (CENTCOM) where he led a 79-member coalition that liberated Iraq and Syria from the Islamic State. Prior to his assignment at CENTCOM, he served as Commander of the U.S. Special Operations Command (SOCOM) and the Joint Special Operations Command (JSOC). Following his retirement from military service, General Votel served as President & CEO of Business Executives for National Security (BENS), remains a member of the Defense Business Board and Council on Foreign Relations, and has advised multiple companies and venture funds.

General Votel graduated from the United States Military Academy in 1980 and earned master’s degrees from the U.S. Army Command and Staff College and the Army War College. He was recognized with numerous awards including the Distinguished Military Leadership Award from the Atlantic Council, the U.S.-Arab Defense Leadership Award from the National Council on U.S.-Arab Relations, and the Patriot Award from the Congressional Medal of Honor Society.

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ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides technology solutions at the intersection of robotics, sensors, software analytics and connectivity that deliver more actionable intelligence so you can proceed with certainty. Headquartered in Virginia, AeroVironment is a global leader in intelligent, multi-domain robotic systems and serves defense, government and commercial customers. For more information, visit www.avinc.com.

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CONTACT

Jonah Teeter-Balin

AeroVironment, Inc.

+1 (805) 520-8350 x4278

https://investor.avinc.com/contact-us

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